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BA3DOCS1\0024993.01
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       ADVISORY AND ADMINISTRATIVE SERVICES AGREEMENT
CUSTOM FOOTER !!!
                          DEM, INC.
             The World Trade Center - Baltimore
              401 East Pratt Street, 28th Floor
                 Baltimore, Maryland  21202

                                           November 30, 1995


Chapman Capital Management, Inc.
The World Trade Center - Baltimore
401 East Pratt Street, 28th Floor
Baltimore, Maryland  21202


Ladies and Gentlemen:

          This will confirm the agreement between the undersigned (the "Company") and you as follows:

          1. General. The Company is a closed-end non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Company proposes to engage in the business of investing and reinvesting its assets in the manner and in accordance with the investment objectives, policies and limitations specified in the Company's Prospectus and Statement of Additional Information (collectively, the "Prospectus"), included in the Company's Registration Statement, as amended or supplemented from time to time (the "Registration Statement"), filed under the 1940 Act, and the Securities Act of 1933, as amended. Copies of the Prospectus have been furnished to you. Any amendments or supplements to the Prospectus shall be furnished to you promptly.

          2.   Advisory Services.  Subject to the
supervision and approval of the Company's Board of Directors, you will provide investment management of the Company's portfolio in accordance with the Company's investment objectives, policies and limitations as stated in the Prospectus as from time to time in effect. In connection therewith, you will obtain and provide investment research and will supervise the Company's investments and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Company's assets. You will place orders for the purchase and sale of portfolio securities and will solicit brokers to execute transactions, including The Chapman Co., in accordance with the Company's policies and restrictions regarding brokerage allocations. You will furnish to the Company such statistical information with respect to the investments which the Company may hold or contemplate purchasing as the Company may reasonably request.
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          3.   Administrative Services.  You will supply
office facilities, data processing services, clerical, accounting and bookkeeping services, internal auditing services, executive and other administrative services; provide stationery and office supplies; prepare reports to the Company's stockholders, tax returns and reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; calculate the net asset value of the Company's shares; provide persons to serve as the Company's officers and generally assist in all aspects of the Company's operations.

          4. Assistance. You may employ or contract with other persons to assist you in the performance of this Agreement. Such persons may include Axe-Houghton Management, Inc. or other investment advisory or management firms and officers or employees who are employed by both you and the Company. The fees or other compensation of such persons shall be paid by you and no obligation may be incurred on the Company's behalf to any such person.

          5.   Fees.  In consideration of the advisory
services rendered pursuant to this Agreement, the Company will pay you on the first business day of each month a fee at the annual rate of .90 % of the value of the Company's average weekly net assets during the preceding month. In consideration of the administrative services rendered pursuant to this Agreement, the Company will pay you on the first business day of each month a fee at the annual rate of
 .15% of the value of the Company's average weekly net assets during the preceding month. Net asset value shall be computed in the manner, on such days and at such time or times as described in the Company's Prospectus from time to time. The fee for the period from the effective date of the Registration Statement to the end of the first month thereafter shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

          6.   Expenses.

               (a) You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Company will be borne by the Company, except to the extent specifically assumed by you. The expenses to be borne by the Company include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions and other expenses in any way related to the execution, recording and settlement of portfolio security transactions, fees of Directors who are not also your officers, Securities and Exchange Commission fees, state Blue Sky qualification fees, charges of custodians, transfer and dividend paying agents' premiums for directors and officers liability insurance, costs of fidelity bonds, industry association fees, outside auditing and legal expenses, costs of maintaining corporate existence, costs of maintaining required books and accounts, costs attributable to investor services
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(including, without limitation, telephone and personnel
expenses), costs of shareholders' reports and meetings, costs of preparing, printing and mailing share certificates, proxy statements and prospectuses, and any extraordinary expenses.

               (b)  If in any fiscal year the aggregate
expenses of the Company (including fees paid to you pursuant to this Agreement, but excluding interest on borrowings, taxes, brokerage and, with the prior written consent of the necessary state securities commissions, extraordinary expenses) exceed the expense limitation of any state having jurisdiction over the Company, the Company may deduct from the payment to be made to you under this Agreement, or you will bear, such excess expense to the extent required by state law. Your obligation pursuant hereto will be limited to the amount of your fees hereunder. Such deduction or payment, if any, will be estimated, reconciled and effected or paid, as the case may be, on a monthly basis.

          7. Liability. You shall exercise your best judgment in rendering the services to be provided to the Company. The Company agrees as an inducement to you and to others who may assist you in providing services to the Company that you and such other persons shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company and the Company agrees to indemnify and hold harmless you and such other persons against and from any claims, liabilities, actions, suits, proceedings, judgments or money damages (and expenses incurred in connection therewith, including the reasonable cost of investigating or defending same, including, but not limited to attorneys' fees) arising out of any such error of judgment or mistake of law or loss; provided that nothing herein shall be deemed to protect or purport to protect you or any other such person against any liability to the Company or to its security holders to which you or they would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder, or by reason of reckless disregard of the obligations and duties hereunder.

          8. Other Accounts. The Company understands that you and other persons with whom you contract to provide the services hereunder may from time to time act as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Company has no objection to your or their so acting. When purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you or such other persons which have available funds for investment, the available securities will be allocated in a manner believed by you and such other persons to be equitable to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by the Company or the size of the position obtainable for or disposed of by the Company.

          In addition, it is understood that you and the persons with whom you contract to assist in the performance of your duties hereunder will not devote their full

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time to such service and nothing contained herein shall be
deemed to limit or restrict your or their right to engage in and devote time and attention to similar or other businesses.

          9. Term. This Agreement shall continue with respect to the Company until the expiration of two years from the date of this Agreement and thereafter shall continue automatically for successive annual periods ending on the anniversary of the date of this Agreement, provided such continuance with respect to the Company is specifically approved at least annually by the Company's Board of Directors or vote of the lesser of (a) 67% of the shares of the Company represented at a meeting if holders of more than 50% of the outstanding shares of the Company are present in person or by proxy or (b) more than 50% of the outstanding shares of the Company, provided that in either event its continuance also is approved by a majority of the Company's Directors who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable with respect to the Company without penalty, on 60 days' notice, by you or by the Company's Board of Directors or by vote of the lesser of (a) 67% of the shares of the Company represented at a meeting if holders of more than 50% of the outstanding shares of the Company are present in person or by proxy or
(b) more than 50% of the outstanding shares of the Company. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).

          10. "Chapman" Name. The Company recognizes that from time to time your directors, officers and employees may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name "Chapman" as part of their name. You or your affiliates may enter into investment advisory or other agreements with such other entities. If you cease to act as the Company's investment adviser, the Company agrees that, at your request, the Company will take all necessary action to ensure that the name of the Company does not include "Chapman" in any form or combination of words.

          If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                   Very truly yours,

                                   DEM, INC.

                                   By:  /s/ NATHAN A.
CHAPMAN, JR.
                                       Nathan A. Chapman,
Jr.,
                                        Chairman and
President
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Accepted:

CHAPMAN CAPITAL MANAGEMENT, INC.

By:  /s/ NATHAN A. CHAPMAN, JR.
    Nathan A. Chapman, Jr.,
      President